EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	James A. Smith, Chief Financial Officer	Financial Dynamics
	Electronics Boutique Holdings Corp.	Investors: Cara O’Brien/Melissa Myron
	(610) 430-8100	(212 850-5600)

ELECTRONICS BOUTIQUE ANNOUNCES FISCAL 2005 FOURTH QUARTER AND

FULL YEAR RESULTS

 Full Year Sales Increase 25% to $1,984 Million

Full Year Pro Forma Net Income Increases 37%

WEST CHESTER, PA – March 14, 2005 – Electronics Boutique Holdings Corp. (Nasdaq: ELBO), the leading global specialty retailer of video games and related products, today announced financial results for the fourth quarter and full year ended January 29, 2005.

Fourth Quarter Results

For the fourth quarter of fiscal 2005, total revenue increased 20.5% to $809.0 million from $671.5 million in the same period last year.  Comparable store sales increased 3.0%, versus an increase of 2.0% last year.  Sales were led by a 22% increase in software as well as the launch of the Nintendo DS and were strong across all geographic regions.  During the quarter, the Company opened 108 net new stores.

Fourth quarter net income was $38.1 million, or $1.53 per diluted share, which includes a one-time, cumulative, non-cash charge of $2.7 million after-tax, or $0.11 per diluted share, related to the Company’s lease accounting (as discussed in detail below).  Excluding this one-time charge, net income was $40.8 million, or $1.64 per diluted share.  Net income for the fourth quarter of last year was $39.4 million, or $1.57 per diluted share, which includes $2.9 million after-tax, or $0.12 per diluted share, of management fee income recorded in connection with last year’s termination of the Company’s services agreement with Game Group Plc.

Full Year Results

For the full year, total revenue increased 24.2% to $1,989.4 million from $1,601.8 million in fiscal 2004.  During the year, the Company opened 449 net new stores, increasing the total store count to 1,977 as of January 29, 2005 versus 1,528 stores at the end of fiscal 2004.

Full year net income was $52.3 million, or $2.13 per diluted share, which includes a one-time, cumulative, non-cash charge of $2.7 million after-tax, or $0.11 per diluted share, related to the Company’s lease accounting (as discussed in detail below).  Excluding this one-time charge, net income was $55.0 million, or $2.24 per diluted share.  Last year’s net income was $45.7 million, or $1.80 per diluted share, which includes $2.9 million after-tax, or $0.12 per diluted share, of management fee income recorded in connection with last year’s termination of the Company’s services agreement with Game Group Plc.

Commenting on the results, Jeffrey Griffiths, President and Chief Executive Officer, stated, “Fiscal 2005 marked a very successful year for our Company, and this is reflected in our performance across all areas of our business.  With respect to our financial performance, robust top line expansion was supported by solid software sales, led by the success of Microsoft’s “Halo 2” and Take Two’s “Grand Theft Auto: San Andreas,” and slightly offset by the industry-wide hardware shortages in the fourth quarter.  In addition to driving sales, we made a number of operational improvements to enhance our efficiency and improve margins which contributed to our strong bottom line result.”

“We also continued to implement a variety of strategic initiatives to ensure the long term growth and profitability of our business.  We ended fiscal 2005 with 55% of our U.S. stores located in strip center locations which, in conjunction with our pre-played offering, puts us in a strong position to serve our value-driven consumers and compete with the mass market merchants. Our international operations, a key point of differentiation for our business, had a great year, and we have extended our global presence so that our non-domestic stores now represent approximately 26% of our total outlets.  These measures, together with our ability to leverage our leading market position and retail expertise, helped us gain further market share and outperform the industry as a whole,” said Mr. Griffiths.

Pro Forma Results

As a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”), the Company is providing non-GAAP (pro forma) net income and earnings per share results.  GAAP results include items unrelated to the Company’s ongoing operations as well as a one-time, non-cash charge. Pro forma results are among the indicators management uses as a basis for evaluating financial performance as well as for forecasting future periods.  For these reasons, the Company believes these non-GAAP measures provide investors and financial analysts with a better understanding of the Company’s core operating results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or earnings per share calculated in accordance with GAAP.

Pro forma net income for fiscal 2005 increased 37.3% to $51.2 million, or $2.09 per diluted share, from $37.3 million, or $1.47 per diluted share, last year.  Pro forma net income excludes the Company’s lease accounting charge, discussed below, and all management fee income.  Management fee income for fiscal 2005 of $3.7 million after-tax, or $0.15 per diluted share, was related to the termination of the Company’s services agreement with Game Group Plc.  Management fee income for fiscal 2004, including the aforementioned $2.9 million related to the termination of the services agreement, was $8.4 million after-tax, or $0.33 per diluted share. (Please see the table in this release for the full reconciliation of GAAP to pro forma results).

Company Outlook

Based on current visibility, the Company expects first quarter total revenue to increase between 30% and 34%, driven by a comparable store sales increase of 9% to 13%, and diluted earnings per share to be in the range of $0.12 to $0.14.  For the full year, the Company currently anticipates a total revenue increase in the range of 15% to 20% with comparable store sales of flat to 3%.  This translates into annual earnings of $2.34 to $2.44 per diluted share.

Mr. Griffiths added, “We believe fiscal 2006 will be a year marked by many exciting developments in the gaming industry.  However, it is also likely to be a year of transition as we prepare for the launch of the next generation of consoles.  That said, we believe we are well positioned to capitalize on changing industry trends and perform well regardless of where we are in the cycle.  Specifically, the current phase in the cycle typically appeals to value conscious consumers given the combination of affordable hardware and a strong pre-played pipeline.  We believe our ever-growing strip store presence and leadership in the pre-played business will allow us to capitalize on this trend.  Additionally, we believe the new portables, particularly the Sony PSP, will serve to generate excitement and help smooth the transition to the new generation of consoles.”

“The first half release schedule is strong relative to last year.  However, we will face tougher comparisons in the third and fourth quarters given the exceptionally strong holiday line-up in 2004.  We face some uncertainty surrounding the timing of the new Xbox2 launch, which could cause our earnings estimates to shift between quarters or even years.  That said, we are excited about the long term prospects for our industry and our solid positioning that will enable us to take advantage of its growth,” concluded Mr. Griffiths.

Lease Accounting Practices

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease accounting issues and their application under GAAP.   In light of this letter, the Company initiated a review of its lease-related accounting methods for rent holidays (the period prior to the store opening when the Company pays reduced or no rent) and for tenant improvement allowances.  Based on this review, the Company recorded a one-time, cumulative, non-cash charge to rent expense of $2.7 million after-tax, or $0.11 per diluted share, in the fourth quarter of fiscal 2005.  Of the

$2.7 million after-tax expense, $0.4 million, or $0.02 per diluted share, is attributable to the current year and the balance is related to prior periods.  Financial results for prior periods will not be restated due to the immateriality of these amounts to the income statement and balance sheet for fiscal 2005 and for each prior year.  This charge will not affect historical or future cash flows or the timing or amounts of payments under related leases, as this relates solely to the accounting treatment. Furthermore, this change is not expected to have any material impact on future earnings.  The Company has discussed the adjustment to its lease accounting practices with its independent auditors and Audit Committee.

Previously, the Company followed a practice prevalent across the retailing industry in which it began recording rent expense at the time a store opened.  The Company will now begin recording rent expense when it takes possession of a store, which occurs up to two months prior to the opening of the store.  This will result in rent expense being recorded at an earlier date for each lease and will reduce future monthly rent expense, as the total rent due under the lease is recognized over a greater number of months.

Additionally, the Company’s financial statements have historically reflected tenant improvement allowances as a reduction of the related leasehold improvements and were amortized over the shorter of the useful life of those assets or the initial lease term.  The Company will now recognize tenant improvement allowances as deferred rent which will be amortized as a reduction in rent expense over the life of the related leases.  The financial statements for prior years have been adjusted to reflect a reclassification of the tenant improvement allowances and accumulated amortization to deferred rent on the balance sheet and the reclassification of the associated amortization credit to selling, general and administrative expenses on the income statements.

Conference Call Information

The Company will host an investor conference call today at 10 a.m. Eastern to review its financial results.  The call will be open to all interested investors through a simultaneous Internet broadcast at www.ebholdings.com, and it will be archived for two weeks on the website.  A recording of the call will also be available at 1 p.m. Eastern on March 14, 2005 through 1 p.m. on March 21, 2005.  Listeners should call (800) 642-1687 (domestic) or (706) 645-9291 (international), and use access code 4381481.

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is the leading global specialty retailer dedicated exclusively to video game hardware and software, PC entertainment software, accessories and related products. As of February 21, 2005, the company operated 2,000 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico and Sweden – primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

This release contains forward-looking statements, including statements by Jeffrey Griffiths and those related to the financial performance of Electronics Boutique for the first quarter and full fiscal year ending January 31, 2006, to video game industry events and trends and the impact of those events and trends on Electronics Boutique, and to growth prospects for Electronics Boutique. Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology. In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in these forward-looking statements, such as the schedule and sell-through for new hardware and software releases, consumer demand for video game hardware and software, the timing of the introduction of new generation hardware systems, pricing changes by key vendors for hardware and software and the timing of any such changes, the adequacy of supplies of new and pre-played product, currency fluctuations, increased competition and promotional activity from other retailers, and the availability of locations for, and timing of the opening of, new domestic and international stores. In light of the risks and uncertainties inherent in the forward-looking statements, these statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

(Tables to follow)

Electronics Boutique Holdings Corp.

Consolidated Statements of Income

(Amounts in thousands, except per-share amounts)

	13 Weeks Ended		52 Weeks Ended
	January 29,	January 31,	January 29,	January 31,
	2005	2004	2005	2004

Net sales	$807,504	$662,865	$1,983,537	$1,588,406
Management fees	1,461	8,653	5,845	13,375
Total revenues	808,965	671,518	1,989,382	1,601,781

Cost of goods sold	601,961	496,009	1,450,205	1,174,429

Gross profit	207,004	175,509	539,177	427,352

Costs and expenses:
Selling, general and administrative expense	138,454	105,298	422,374	327,260
Depreciation and amortization	10,485	8,323	37,473	29,211

Operating income	58,065	61,888	79,330	70,881
Interest income, net	1,031	636	2,350	1,751

Income before income tax expense	59,096	62,524	81,680	72,632
Income tax expense	21,028	23,120	29,393	26,903

Net income	$38,068	$39,404	$52,287	$45,729

Net income per share:
Basic	$1.56	$1.59	$2.16	$1.82
Diluted	$1.53	$1.57	$2.13	$1.80

Weighted average shares outstanding:
Basic	24,378	24,849	24,159	25,114
Diluted	24,803	25,155	24,547	25,415

Electronics Boutique Holdings Corp.

Supplemental Information – Pro Forma Net Income and EPS

(Amounts in thousands, except per-share amounts)

	13 Weeks Ended		52 Weeks Ended
	January 29,	January 31,	January 29,	January 31,
	2005	2004	2005	2004
Net income as reported	$38,068	$39,404	$52,287	$45,729
Add back: Non-cash cumulative charge relating to lease accounting	2,680		2,680
Pro forma net income excluding lease accounting charge (1)	40,748	$39,404	54,967	$45,729

Less: Management fee income	(941)	(5,453)	(3,741)	(8,421)
Pro forma net income	$39,807	$33,951	$51,226	$37,308

Pro forma diluted EPS (1)	$1.60	$1.35	$2.09	$1.47

(1)          Pro forma diluted earnings per share excluding lease accounting charge for the 13 weeks ended January 29, 2005 was $1.64 per share and for the 52 weeks ended January 29, 2005 was $2.24 per share.

Electronics Boutique Holdings Corp.

Selected Consolidated Balance Sheet Data

(Amounts in thousands)

	January 29,	January 31,
	2005	2004

Cash and cash equivalents	$175,295	$157,968

Merchandise inventories	291,678	253,577

Total current assets	515,636	477,687

Total assets	724,200	643,932

Accounts payable	228,825	220,481

Total current liabilities	340,214	311,680

Total liabilities	372,732	339,952

Total stockholders’ equity	351,468	303,980

Schedule 1

Electronics Boutique Holdings Corp.

Domestic Retail Sales Mix

	13 Weeks Ended
	January 29,	January 31,
	2005	2004

Video Game Software	60%	61%
Video Game Hardware	18%	19%
PC Software	7%	7%
Accessories	11%	11%
Other	4%	2%